Exhibit 5.3

N E W S R E L E A S E

FOR IMMEDIATE RELEASE	111 Pencader Drive
Newark, DE 19702
P 302.456.6789
F 302.861.3730
T 800.544.8881

www.sdix.com
SDIX Company Contact:
Kevin Bratton
VP and CFO
(302) 456-6789
kbratton@sdix.com

Investor Relations Contact:
Jessica Lloyd
The Trout Group
(646) 378-2928
jlloyd@troutgroup.com

SDIX Reports Second Quarter 2012 Results
Sequential Financial Performance Strengthening, GAT Progress
Continues

Conference Call to Review Results at 4:30PM ET Today

NEWARK, DE (August 8, 2012) - SDIX (Nasdaq: SDIX), a leading provider of biotechnology-based products and services for a broad range of life science, biotechnology, diagnostic and food safety applications, today reported financial results for the quarter ended June 30, 2012.

Revenue for the second quarter of 2012 was $5.5 million, decreasing from $6.1 million for the same period in 2011.  The decrease was primarily related to the timing of IVD sales and continued softness in the biopharmaceutical market. Food Safety revenue continued to show improvement over the fourth quarter of 2011 which marked a recent low point for quarterly revenue as a result of regulatory changes that started impacting the Company during the second quarter of 2011. Second quarter Food Safety revenue increased 8.8% over first quarter 2012 revenue, which in turn was 5% over fourth quarter 2011 revenue. Year-to-date revenue for the six months ended June 30, 2012 was $11.1 million, decreasing 12% from $12.6 million for the same period in 2011.

Net loss for the second quarter of 2012 was $1.5 million, compared to net loss of $657,000 for the same period in 2011.  Net loss for the second quarter of 2011 included income from discontinued operations of $438,000.  Net loss for the six months ended June 30, 2012 was $2.7 million, compared to a net loss of $1.3 million for the same period in 2011. Net loss in 2011 included income from discontinued operations of $826,000.

Francis M. DiNuzzo, President and CEO of SDIX, commented, “We were pleased to see our Life Science customer orders at the highest level since the second quarter of 2011. While we continue to experience spending challenges in our Life Science end markets, efforts undertaken late in the first quarter to refocus and reorganize our commercial team have played a key role in the improved order performance. Notably, our Food Safety revenues continued to strengthen, with sequential quarterly growth over the last two quarters, driven primarily by success in our Listeria and Salmonella product offerings. This is a trend we believe will continue in subsequent quarters.”   Mr. DiNuzzo continued, “We are excited about our continued progress with the Advanced Genomic Antibody Technology™ platform development. Our R&D team continues to meet milestones, including generating recent data that validates our ability to utilize the technology to discover potentially novel monoclonal antibodies against key therapeutic targets. Based on current market trends, this technology could represent a large market opportunity for SDIX.  Our next key objective is to compile a full data package which we will use to engage additional pharmaceutical and biotechnology companies in partnership discussions. We are on target to complete the data package in the fourth quarter of this year.”

Financials
Gross profit for the second quarter of 2012 was $3.0 million, as compared to $3.5 million for the same period in 2011.  Gross margins were 54% for the second quarter of 2012, compared to 58% for the same period in 2011.  This decrease was primarily due to lower revenue, especially in Life Science which has high fixed manufacturing costs.  The gross margin in the second quarter reflects improvement over the gross margin in both the first quarter of 2012 (after eliminating gross margin on licensing revenue) and the fourth quarter of 2011 reflecting both increased Life Science product revenue and improved operating efficiencies in the recently concluded quarter.

Second quarter 2012 operating expenses of $4.4 million were down $217,000, compared to the second quarter of 2011. The overall decrease in SG&A expenses offset the planned R&D investments in SDIX’s next generation GATTM platform, which increased, as planned, to $976,000 from $842,000 in the second quarter of 2011.

Operating loss for the second quarter was $1.5 million, compared with operating loss of $1.1 million for the second quarter of 2011.  R&D spending on the Company’s advanced GAT platform was approximately $750,000 during the second quarter of 2012, representing over 50% of the operating loss for the quarter.

Loss from continuing operations for the second quarter was $1.5 million in 2012, as compared with $1.1 million in 2011.  Net loss for the second quarter of 2012 increased to $1.5 million, or $0.07 per diluted share, compared to net loss of $657,000, or $0.03 per diluted share, for the same period in 2011.

Liquidity and Capital Resources
Investments in the GAT platform were a major factor in the adjusted EBITDA loss of $935,000 for the quarter and $1.7 million for the six months ended June 30, 2012. These were planned investments to develop this key technology platform. Capital expenditures to expand the Company’s R&D laboratories and operational capabilities were approximately $1.3 million for the six months ended June 30, 2012. Based on the progress made on the GAT platform, SDIX believes these investments in R&D and capital expenditures will begin to slow as the year progresses. As of June 30, 2012, the Company had approximately $7.5 million in available cash and total debt of $363,000.

Conference Call
The dial-in number for the live conference call at 4:30 PM ET today will be 877-407-8035 (201-689-8035 outside the U.S.).  A live webcast of the conference call will be available on the Company’s website, www.sdix.com, as well as www.investorcalendar.com.  For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days.  Telephone replays of the call will be available from 7:30 p.m. ET on August 8, 2012 through 11:59 p.m. ET on August 23, 2012.  To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 286 and conference ID 398583.

About SDIX (www.sdix.com)
SDIX is a biotechnology company with a core expertise in creating better antigens, better antibodies and better assays for the pharmaceutical, biotechnology and food safety markets. For over 20 years, SDIX has been a leading immuno-solutions company, developing results-oriented and innovative antibody-based solutions that enable customers to meet high performance research, diagnostic and commercialization objectives.

In the life science market, SDIX’s technology and capabilities are being used to help discover disease mechanisms, facilitate development of new drugs and provide antibodies and assays for the diagnosis of disease.  In the food safety market, SDIX continues to expand its footprint as an international supplier of rapid pathogen test technologies that enable more accurate and cost-effective results.

This news release may contain forward-looking statements reflecting SDIX’s current expectations. When used in this press release, words like “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “can”, “potential”, “will”, “should”, “project”, “plan” and similar expressions as they relate to SDIX are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDIX at this time. Such risks and uncertainties include, without limitation, changes in demand for products, the application of our technologies to various uses, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, inability to obtain or delays in obtaining fourth party, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDIX’s public filings with the U.S. Securities and Exchange Commission.

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	June 30,	December 31,
	2012	2011
ASSETS
Current Assets :
Cash and cash equivalents	$7,535	$10,665
Restricted cash	100	300
Receivables, net	3,503	3,758
Inventories	2,720	2,142
Other current assets	802	618
Total current assets	14,660	17,483

Property and equipment, net	4,951	3,890
Other assets	48	6
Deferred tax asset	36	36
Intangible assets, net	1,150	1,207
Total assets	$20,845	$22,622

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities :
Current portion of debt	$146	$300
Accounts payable	673	556
Accrued expenses	1,855	1,769
Deferred revenue	239	-
Total current liabilities	2,913	2,625

Long-term debt	217	-

Stockholders’ Equity:
Preferred stock, $.01 par value, 20,920,648 shares authorized,
no shares issued or outstanding	-	-
Common stock, $.01 par value, 50,000,000 shares authorized,
21,667,032 and 21,000,960 issued
at June 30, 2012 and December 31, 2011, respectively	210	210
Additional paid-in capital	42,513	42,146
Treasury stock, 406,627 common shares at cost
at June 30, 2012 and December 31, 2011	(555)	(555)
Accumulated deficit	(24,190)	(21,537)
Cumulative translation adjustments	(263)	(267)
Total stockholders’ equity	17,715	19,997
Total liabilities and stockholders’ equity	$20,845	$22,622

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenues	$5,492	$6,057	$11,129	$12,615
Cost of sales	2,535	2,517	4,977	5,429
Gross profit	2,957	3,540	6,152	7,186
Operating expenses:
Research and development	976	842	2,074	1,705
Selling, general and administrative	3,427	3,778	6,714	7,603
Total operating expenses	4,403	4,620	8,788	9,308
Operating loss	(1,446)	(1,080)	(2,636)	(2,122)
Interest expense, net	(10)	(8)	(17)	(17)
Loss from continuing operations before taxes	(1,456)	(1,088)	(2,653)	(2,139)
Income tax expense	-	7	-	2
Loss from continuing operations, net of taxes	(1,456)	(1,095)	(2,653)	(2,141)
Income from discontinued operations	-	438	-	826
Net loss	$(1,456)	$(657)	$(2,653)	$(1,315)
Basic loss per share from continuing operations	$(0.07)	$(0.05)	$(0.13)	$(0.10)
Basic income per share from discontinued operations	0.00	0.02	0.00	0.04
Basic net loss per share	$(0.07)	$(0.03)	$(0.13)	$(0.06)
Shares used in computing basic net loss per share	20,506,499	20,418,363	20,497,523	20,401,055
Diluted loss per share from continuing operations	$(0.07)	$(0.05)	$(0.13)	$(0.10)
Diluted income per share from discontinued operations	0.00	0.02	0.00	0.04
Diluted net loss per share	$(0.07)	$(0.03)	$(0.13)	$(0.06)
Shares used in computing diluted net loss per share	20,506,499	20,418,363	20,497,523	20,401,055

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Dollars in thousands)
(Unaudited)

The information in this press release reports Adjusted EBITDA, which the Company defines as net loss plus income from discontinued operations, income tax expense, interest expense, depreciation and amortization expense, and share-based compensation expense. The following table provides a reconciliation of net loss calculated in accordance with GAAP to Adjusted EBITDA. We are presenting Non-GAAP Adjusted EBITDA as we believe it is a useful tool for investors to assess the operating performance of the business without the effect of these items. This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with GAAP.

Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net loss	$(1,456)	$(657)	$(2,653)	$(1,315)
Income from discontinued operations	-	(438)	-	(826)
Income tax expense	-	7	-	2
Interest expense	10	8	17	17
Depreciation and amortization	285	306	545	613
Share-based compensation	226	121	360	250
Adjusted EBITDA	$(935)	$(653)	$(1,731)	$(1,259)